07/13/07 1097353-001
$70.00 K #100266
6d:1331290

FILED
SECRETARY OF STATE

JUL 13 2007

STATE OF WASHINGTON

ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
i2 TELECOM INTERNATIONAL, INC.

Pursuant to the provisions of RCW 23B 10.060 of the Washington Business Corporation Act, i2 Telecom International, Inc., a Washington corporation, hereby adopts the following articles of amendment to its articles of incorporation:

FIRST, the name of the corporation is i2 Telecom International, Inc.

SECOND, the articles of incorporation are hereby amended as follows:

Paragraph 1 of Article III of the articles of incorporation is hereby deleted in its entirety and the following will appear in its place:

> 1. The total number of shares which the corporation is authorized to issue is 500,000,000 of common stock having no par value and 5,000,000 shares of preferred stock having no par value.

THIRD, the amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

FOURTH, the amendment was adopted by the Board of Directors on May 30, 2007.

FIFTH, the amendment was duly approved by the shareholders on July 12, 2007 in accordance with the provisions of RCW 23B.10.030 and 23B.10.040.

Dated: July 12, 2007

i2 Telecom International, Inc.

By: [signature]
Paul R. Arena, Chief Executive Officer